Exhibit 10.1
FIRST AMENDMENT TO
PERSONAL SERVICES AGREEMENT
This First Amendment (the “Amendment”) to the Personal Services Agreement, dated as of July 15, 2000 (the “Agreement”) between UGS Corp. (successor to Unigraphics Solutions, Inc.) and Charles C. Girndstaff (“Executive”) is made and entered into as of August 25, 2006. Except as otherwise provided herein, all of the terms and conditions of the Agreement remain in full force and effect. Capitalized terms not defined herein shall have the same meanings set forth in the Agreement.
1.	Section 3.2.2 is amended to replace all references to 60 days with 90 days.

2.	Section 3.2.4 is hereby deleted in its entirety and replaced with the following:

“(b) a reduction by UGS in Executive’s base salary or target bonus opportunity, excluding a company-wide reduction in base salaries or target bonus opportunities that would be applicable to similarly situated executives of UGS;”

3.	Section 3.3.3 (e) is amended to replace $75,000 with $90,000.

4.	Section 3.4.5 is amended to replace $75,000 with $90,000.

5.	The parties hereby agree that the provisions of Sections 3.3.3 (c) and 3.4.3 shall not apply to the agreement granting Executive a Deferred Stock Award, dated as of August 25, 2006 (the “Deferred Stock Agreement”). In the event of a conflict between the Deferred Stock Agreement and the Agreement, the terms and conditions of the Deferred Stock Agreement shall govern, including, but not limited to, any vesting or forfeiture provisions.
IN WITNESS WHEREOF, the parties have executed this Amendment to be effective as of the date set forth in the Recital.

EXECUTIVE

By:	/s/ Charles C. Grindstaff Charles C. Grindstaff
Date:	August 25, 2006

UGS CORP.

By: Name:	/s/ Anthony J. Affuso Anthony J. Affuso
Title:	CEO & President
Date:	August 25, 2006

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